Exhibit 99.1

Contacts:	Vincent J. MilanoVice President, COO, CFO and Treasurer Phone (610) 321-6225 Will Roberts Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA ANNOUNCES POSITIVE PHASE 2 RESULTS DEMONSTRATING THAT MARIBAVIR SIGNIFICANTLY REDUCES CMV REACTIVATION

- Data Suggest That Maribavir May Alter Current CMV Prevention Strategies for

Bone Marrow Transplant Patients -

- Company to Host Conference Call to Discuss Clinical Results at 9:00 AM ET Tomorrow -

Exton, PA, March 29, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced positive preliminary results from a Phase 2 study with maribavir, an oral antiviral drug candidate currently being developed to inhibit cytomegalovirus (CMV) reactivation in transplant patients. The data from this study demonstrate that prophylaxis with maribavir displays strong antiviral activity, as measured by significant reduction in the rate of reactivation of CMV in recipients of allogeneic stem cell (bone marrow) transplants, and that administration of maribavir for up to 12 weeks has a favorable tolerability profile in this very sick patient population. The full data set will be presented at a future medical meeting.

“We could not have hoped for better results, as these data show that treatment with maribavir dramatically reduces the incidence of CMV reactivation in these very sick patients. In fact, the only cases of CMV disease in this trial occurred in the placebo group - there were no cases of CMV disease in subjects who received maribavir,” commented Colin Broom, ViroPharma’s chief scientific officer. “These results could potentially change the current treatment paradigm in which transplant physicians usually wait until CMV can be detected in the blood, indicating that the virus is multiplying, before initiating treatment. If untreated, there is a high risk that the virus will continue to replicate and lead to potentially lethal CMV disease. The reason physicians are reluctant to use currently available therapies as prophylaxis, particularly in stem cell transplant, is the toxicities associated with available therapies, particularly bone marrow or kidney toxicities. These data from our Phase 2 study suggest that maribavir could be used as prophylaxis to prevent CMV infection and thus prevent CMV disease.”

“With these new data now in hand, we can move forward toward pivotal Phase 3 studies,” added Broom. “Our plan is to meet with the FDA as soon as possible to discuss the data and reach agreement on the Phase 3 program. Our goal is to initiate a pivotal Phase 3 study in allogeneic stem cell transplant patients mid-year and a subsequent Phase 3 study in solid organ transplant patients by year end.”

Study Design

The maribavir Phase 2 clinical trial was a randomized, double blind, placebo-controlled, dose-ranging study at 13 transplant centers across the U.S. involving CMV-seropositive subjects who have undergone allogeneic stem cell transplantation. A total of 111 subjects were randomized 3:1 to receive maribavir or placebo in each of three ascending dose groups (100 mg BID, 400 mg QD, 400 mg BID).

All subjects were monitored frequently for CMV infection, and if CMV was detected, study drug (maribavir or placebo) was discontinued and the subject was managed according to current standards of care at each transplant center, including starting pre-emptive anti-CMV treatment at the discretion of the investigator.

The objectives of this study included an evaluation of the safety and tolerability of maribavir administered orally for up to 12 weeks, and an evaluation of the prophylactic activity of maribavir in preventing CMV reactivation in CMV seropositive recipients of allogeneic stem cell transplants. The term ‘prophylaxis’ in this setting refers to therapy given to subjects starting before there is any evidence of CMV replication, to prevent CMV infection and in turn prevent CMV disease.

Antiviral activity of maribavir as measured by reductions in CMV reactivation

Available preliminary data from this Phase 2 clinical study includes all data for subjects through at least 12 weeks after enrollment, and indicated the following:

•	In an intent-to-treat analysis of the first 100 days post-transplant, the number of subjects who required pre-emptive anti-CMV therapy was statistically significantly reduced (p = 0.051 to 0.001) in each of the maribavir groups compared to the placebo group (57% for placebo vs. 15%, 30%, and 15% for maribavir 100 mg BID, 400 mg QD, and 400 mg BID, respectively).

•	Separate analyses of the incidence of CMV infection as measured by different CMV assays such as CMV pp65 antigenemia or plasma CMV DNA PCR were consistent in showing fewer CMV infections in each of the maribavir groups compared to placebo. In most cases, the reduction in rates of infection between patients in the maribavir groups and placebo were statistically significant.

•	There were no cases of CMV disease in any of the maribavir groups, whereas CMV disease was reported in three subjects (11%) in the placebo group.

•	There have been no reports of late CMV disease (after the 100 day post-transplant period), although patient follow-up remains ongoing for some subjects in the study.

Tolerability of maribavir

Administration of maribavir for up to 12 weeks had a favorable tolerability profile in this study in this very sick patient population. The incidence of most adverse events occurred at similar rates in maribavir and placebo groups.

•	Consistent with prior clinical studies, the most notable adverse events that appeared to be associated with maribavir were taste disturbance and nausea.

•	In contrast to a prior Phase 1 study in HIV-infected subjects, skin rash was reported at similar rates in maribavir and placebo groups in this study, and thus did not appear to be associated with maribavir administration.

•	Preliminary analyses of laboratory data did not identify any notable differences between maribavir groups and placebo. In particular, there was no adverse impact on neutrophil count or other hematologic parameters.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the clinical results and other business on March 30, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until April 13, 2006.

About Maribavir

Maribavir is a potent and selective, orally bioavailable antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable early clinical safety profile. It is a potent member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and inhibits egress of viral capsids from the nucleus of infected cells. Maribavir is active in vitro against strains of CMV that are resistant to commonly used anti-CMV drugs.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpesviruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our ability to change the current treatment paradigm for transplant patients and our expected timeframe for the initiation of pivotal studies. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The data that is described in this press release is preliminary and full analysis of the data, or further testing such as the planned Phase 3 clinical trials, may not support any or all of the statements in this press release. There can be no assurance that that we will reach consensus with the FDA on our Phase 3 study design, that we will initiate Phase 3 studies within the timelines described in this press release or at all, or that maribavir will ever be approved by the FDA. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

# # #